Exhibit 99.1

Dermira Reports Second Quarter 2016 Financial Results and Provides Corporate Update

•                  Reported Topline Results for Two Late-Stage Clinical Programs

•                  Raised Approximately $136 Million in Net Proceeds from Follow-on Public Offering

•                  Updates Guidance for Topline Phase 3 CIMZIA® (certolizumab pegol) Clinical Program Results

MENLO PARK, Calif., August 8, 2016 — Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to identifying, developing and commercializing innovative, differentiated therapies to improve the lives of patients with dermatologic diseases, today reported financial results for the quarter ended June 30, 2016 and provided an update on its clinical development programs.

“Our progress continued in the second quarter with the announcement of favorable results for our DRM01 Phase 2b and DRM04 Phase 3 clinical programs and a successful financing in which we raised net proceeds of approximately $136 million,” said Tom Wiggans, chairman and chief executive officer of Dermira. “As we look forward to the second half of the year, we expect to announce topline results for our CIMZIA Phase 3 clinical program beginning in the fourth quarter. We will also be preparing for our Phase 3 program for DRM01 as well as our pre-NDA meeting with the FDA for DRM04. With our balance sheet further strengthened as a result of our recent financing, we believe Dermira is well positioned to continue supporting our existing pipeline, while seeking to expand it with other innovative compounds.”

Operational Highlights and Clinical Pipeline Update

•                  Closed follow-on public offering — In June 2016, Dermira closed a follow-on public offering of 5,175,000 shares of common stock, including 675,000 shares sold upon full exercise of the underwriters’ option to purchase additional shares, at a price to the public of $28.00 per share. All of the shares were sold by Dermira. Net proceeds from the offering were $135.6 million, after deducting the underwriting discounts and commissions and offering expenses.

•                  Announced topline results for DRM04 Phase 3 pivotal trials in patients with hyperhidrosis — In June 2016, Dermira announced topline results from its ATMOS-1 and ATMOS-2 Phase 3 pivotal trials for DRM04, a topical anticholinergic product candidate in development for patients with primary axillary hyperhidrosis (excessive underarm sweating).

•                  Announced topline results for DRM01 Phase 2b trial in patients with acne — In May 2016, Dermira announced topline results from its Phase 2b dose-ranging study evaluating the safety and efficacy of DRM01 in patients with facial acne vulgaris.

Financial Highlights

Second Quarter 2016 Financial Results

•                  For the quarter ended June 30, 2016, Dermira reported a net loss of $27.8 million, compared with a net loss of $17.2 million for the same period in 2015.

•                  Total operating expenses for the quarter ended June 30, 2016 were $28.0 million, compared to $17.3 million for the second quarter of 2015.

•                  Research and development expenses for the second quarter of 2016 were $21.7 million, compared to $13.5 million for the comparable prior-year period. This increase was primarily due to increased development costs for the company’s CIMZIA and DRM04 programs and higher personnel-related expenses.

•                  General and administrative expenses for the second quarter of 2016 were $6.4 million, compared to $3.8 million for the comparable prior-year period. This increase was primarily related to higher personnel-related and market research and planning expenses.

•                  As of June 30, 2016, Dermira had cash and cash equivalents and investments of $297.9 million, no debt and 35.3 million common shares outstanding.

Key Milestones and Expectations

•                  Announce topline results for the three trials of the CIMZIA Phase 3 program on a sequential basis beginning in the fourth quarter of 2016 through the first quarter of 2017. The trials are evaluating the efficacy and safety of CIMZIA in adult patients with moderate-to-severe chronic plaque psoriasis. Positive results from the Phase 3 clinical trial program are expected to allow for regulatory submissions in the United States (U.S.) and European Union (EU).

•                  Complete the treatment period of ARIDO, an open-label Phase 3 trial assessing the long-term safety of DRM04, by the end of 2016.

•                  Initiate a Phase 3 program for DRM01 in the first half of 2017, subject to an end-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA).

•                  Submit a New Drug Application (NDA) to the FDA for DRM04 in the second half of 2017, subject to the completion of the Phase 3 ARIDO trial, other registration-enabling activities and a pre-NDA meeting with the FDA.

•                  Management continues to estimate GAAP operating expenses of $110-120 million for 2016 (including estimated stock-based compensation expense of $10-12 million), but now expects expenses will be at the upper end of the range. Management is also updating its guidance for

2016 year-end cash and cash equivalents and investments to over $235 million to reflect the second quarter follow-on stock offering.

About CIMZIA Phase 3 Program

The Phase 3 clinical development program, which is led by Dermira in collaboration with UCB Pharma S.A., is designed to evaluate the efficacy and safety of CIMZIA in the treatment of adult patients with moderate-to-severe chronic plaque psoriasis. It consists of three trials that have enrolled approximately 1,000 patients, including patients with and without prior treatment experience with biologic products. CIMZIA is not currently approved for the treatment of psoriasis by any regulatory authority worldwide.

Two of the studies, CIMPASI-1 and CIMPASI-2, are randomized, blinded, parallel group, placebo-controlled, multi-center trials designed to evaluate the efficacy and safety of CIMZIA in the treatment of patients with moderate-to-severe chronic plaque psoriasis. CIMPASI-1 and CIMPASI-2 enrolled 234 and 227 patients, respectively. A third study, CIMPACT, enrolled 559 patients and is a randomized, blinded, parallel group, placebo and active-controlled, multi-center study designed to evaluate the efficacy and safety of CIMZIA in patients with moderate-to-severe chronic plaque psoriasis. A secondary objective of the CIMPACT trial is to compare the efficacy of CIMZIA to ENBREL®* (etanercept).

The primary endpoint in CIMPACT, the placebo- and active-controlled study, is the percentage of patients on CIMZIA achieving 75% or greater disease improvement from baseline as measured by the Psoriasis Area and Severity Index (PASI 75), compared with placebo, at week 12. CIMPASI-1 and CIMPASI-2 have co-primary endpoints comprising both PASI 75 and the percentage of patients achieving at least a two-point improvement to a final score representing clear or almost clear skin on a five-point Physician’s Global Assessment (PGA) scale, each compared with placebo, at week 16. Patients in each trial may receive blinded CIMZIA treatment for up to 48 weeks followed by an open-label treatment period of up to an additional 96 weeks.

Under the terms of the agreement announced in July 2014, Dermira obtained exclusive rights to develop CIMZIA in psoriasis in the U.S., Canada and the EU. Subject to regulatory approval of CIMZIA in psoriasis, Dermira is granted an exclusive commercial license to market CIMZIA to dermatologists in the U.S. and Canada.

CIMZIA® is a registered trademark of the UCB Group of Companies.

*ENBREL® (etanercept) is a registered trademark of Amgen Inc.

About Dermira

Dermira is a biopharmaceutical company dedicated to identifying, developing and commercializing innovative, differentiated therapies to improve the lives of patients with dermatologic diseases. Dermira’s portfolio includes three late-stage product candidates that target significant unmet needs and market opportunities: CIMZIA® (certolizumab pegol), in Phase 3 development in collaboration with UCB Pharma S.A. for the treatment of moderate-to-severe chronic plaque psoriasis; DRM04, in Phase 3 development for the treatment of primary axillary hyperhidrosis (excessive underarm sweating); and DRM01, in Phase 2b development for the treatment of facial acne vulgaris. Dermira is headquartered in Menlo Park, California. For more information, please visit www.dermira.com.

In addition to our filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, we use our website (www.dermira.com) and LinkedIn page (https://www.linkedin.com/company/dermira-inc-) as channels of distribution of information about our company, our product candidates, our planned financial and other announcements, our attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and we may use these channels to comply with our disclosure obligations under Regulation FD. Therefore, investors should monitor our website and our LinkedIn page in addition to following our SEC filings, press releases, public conference calls and webcasts.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements with respect to the successful completion of, and timing expectations for the receipt and announcement of topline results from, the CIMZIA clinical trials; the guidelines for interpreting the topline efficacy and safety results from the CIMZIA Phase 3 studies, including expectations regarding necessary achievements to enable registrations in the U.S. and EU; the expected timing and completion of the treatment period for the open-label ARIDO Phase 3 trial; the prospective end-of-Phase 2 meeting with the FDA and the timing and initiation of a Phase 3 program for DRM01; the anticipated pre-NDA meeting with the FDA and the timing and submission of an NDA to the FDA for DRM04; current estimates of 2016 GAAP operating expenses and stock-based compensation expense and guidance for 2016 year-end cash and cash equivalents and investments; and our ability to support our existing pipeline while seeking to expand it with other innovative compounds. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the design, implementation and outcome of our clinical trials; the results of our anticipated meetings with the FDA; our dependence on third-party clinical research organizations, manufacturers and suppliers; our ability to obtain regulatory approval for our product candidate; and our ability to continue to stay in compliance with applicable laws and regulations. For a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements, you should refer to the section entitled “Risk Factors” set forth in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings we make with the SEC from time to time. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:

Erica Jefferson

Senior Director, Head of Corporate Communications

650-421-7216

erica.jefferson@dermira.com

Investors:

Andrew Guggenhime

Chief Operating Officer and Chief Financial Officer

650.421.7200

Investor@dermira.com

Robert H. Uhl

Westwicke Partners

Managing Director

858.356.5932

robert.uhl@westwicke.com

Dermira, Inc.

Selected Consolidated Statements of Operations Data

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Operating expenses:
Research and development (1)	$21,668	$13,495	$44,522	$23,583
General and administrative (1)	6,373	3,848	12,274	7,994
Total operating expenses	28,041	17,343	56,796	31,577

Loss from operations	(28,041)	(17,343)	(56,796)	(31,577)
Interest and other income, net	286	222	605	459
Interest expense	—	(38)	—	(76)

Net loss	$(27,755)	$(17,159)	$(56,191)	$(31,194)

Net loss per share, basic and diluted	$(0.89)	$(0.69)	$(1.84)	$(1.26)

Weighted-average common shares used to compute net loss per share, basic and diluted	31,088,757	24,694,920	30,534,694	24,675,076

(1)              Amounts include stock-based compensation expense as follows:

Research and development	$990	$404	$1,944	$859
General and administrative	1,471	709	3,111	1,348
Total stock-based compensation expense	$2,461	$1,113	$5,055	$2,207

Dermira, Inc.

Selected Consolidated Balance Sheets Data

(in thousands)

	June 30,	December 31,
	2016	2015

Cash and cash equivalents and investments	$297,861	$215,712
Working capital	277,938	191,337
Total assets	306,626	221,932
Additional paid-in capital	488,083	346,590
Accumulated deficit	(217,239)	(161,048)
Total stockholders’ equity	270,922	185,475